PURCHASE AGREEMENT
                                AND BILL OF SALE
                          (Interstate Asphalt Company)

         FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Interstate Asphalt Company, a North Dakota corporation ("Interstate"), hereby sells, conveys, transfers and assigns to Crown Asphalt Products Company, a Utah corporation ("Capco"), all of Interstate's rights, title, and interest in and to its raw materials, work in process, finished goods or other asphalt products related inventory, wherever located (the "Inventory").

         The purchase price for such Inventory shall be equal to the cost of such Inventory, plus any interest expenses and other costs or expenses reasonably related thereto, as mutually agreed upon by Interstate and Capco and subject to such reasonable substantiation requirements as may be imposed by Capco (the "Purchase Price").

         Capco shall pay the Purchase Price to Interstate on the Funding Date (as such term is defined in that certain Asset Purchase Agreement dated of even date herewith and made and executed by Capco and the owners of certain asphalt terminal properties located in Williston, North Dakota and Billings, Montana); provided, however, that all conditions precedent to Purchaser's funding obligations specified in Article VI have been satisfied or waived.

         Interstate hereby represents and warrants to Capco (a) that Interstate has good and marketable title in and to the Inventory and (b) that Capco shall have good and marketable title to the Inventory, free and clear of any liens or encumbrances of any kind and nature, as of the date hereof (or, if the Inventory is subject to any such liens or encumbrances, that Interstate shall and does agree to remove, satisfy, extinguish or discharge such liens on or prior to the Funding Date). In the event the Inventory is not free and clear of liens or encumbrances, or Interstate's representations or warranties are incorrect in any material respect, on the Funding Date Capco shall have the right, at its election, to offset any costs, expenses, damages, claims, payments or monetary damages directly arising therefrom or related thereto against the Purchase Price.

         IN WITNESS WHEREOF, this Master Assignment, Purchase Agreement and Bill of Sale has been executed as of April 17, 1999.

                                                 INTERSTATE ASPHALT COMPANY


                                                 By:/s/ Connie R. Zimmerman
                                                    ---------------------------
                                                 Print name:Connie R. Zimmerman
                                                 Title:President

                                                 Crown Asphalt Products Company


                                                 /s/ Jay Mealey
                                                 ------------------------------
                              Jay Mealey, President